[LAW FIRM LETTERHEAD]

December __, 2010

Calvert Variable Products, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by Calvert Variable Products, Inc., a Maryland corporation with shares of common stock, par value $0.10 per share (the "Company") established under the Restated Articles of Incorporation dated January 24, 1984, as supplemented (the "Articles"), for our opinion with respect to certain matters relating to the Calvert VP S&P MidCap 400 Index Portfolio (the "Acquiring Fund"), a series of the Company.  We understand that the Company will be filing an amendment to its Registration Statement on Form N-14 (File No. 333-[    ]) for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Calvert VP Mid Cap Value Portfolio (the "Acquired Fund"), a series of Calvert Variable Series, Inc., in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as special counsel to the Company, participated in various business and other proceedings relating to the Company.  We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Articles and By-Laws, as amended, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of the District of Columbia and generally do not purport to be familiar with the laws of the State of Maryland. To the extent that the conclusions based on the laws of the State of Maryland are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of the Maryland General Corporation Law, as amended, and our knowledge of analogous provisions of District of Columbia law.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on April 15, 2011, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Company's Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion with and as a part of the Company’s Registration Statement on Form N-14.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Calvert Variable Products, Inc.

December __, 2010

Very truly yours,

[SIGNATURE OF LAW FIRM]